Exhibit 77Q1(e)

Addendum to Management Agreement
between Lord Abbett Securities Trust and
Lord, Abbett & Co. LLC
Dated March 1, 2013

Effective March 1, 2013, Lord, Abbett & Co. LLC and Lord Abbett Securities Trust on behalf of its series, Lord Abbett Value Opportunities Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated May 19, 1993 (“Management Agreement”), shall be as follows:

.75% of the first $1 billion of average daily net assets;
.70% of the next $1 billion of average daily net assets;
.65% of the next $3 billion of average daily net assets; and
.58% of average daily net assets over $5 billion.

For purposes of Section 15 (a) of the Investment Company Act of 1940, this Addendum and the Management Agreement shall together constitute the investment advisory contract of the Fund.

Lord Abbett Securities Trust

By:/s/ Thomas R. Phillips
        Thomas R. Phillips
        Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By: /s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

Dated: March 1, 2013